EXHIBIT 99.1

CONTACT: GARRY O. RIDGE
PHONE: 619-275-9324

WD-40 COMPANY REPORTS RECORD SALES AND EARNINGS FOR FISCAL 2007

SAN DIEGO, October 17, 2007 / — WD-40 Company (Nasdaq: WDFC) today announced record sales and earnings for the fiscal year ended August 31, 2007.

Net sales for the year were $307.8 million, an increase of 7.3% over the prior year. Net income for the year was $31.5 million up 12.2%. Earnings per share for the year grew 9.8% to $1.83 compared to $1.66 per share last year.

“We are pleased with our sales and profit growth,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “The revenue growth was driven by strong achievement in Europe, Asia Pacific, and Latin America while we also benefited from an improved gross margin, a reduction in debt, and a lower effective tax rate.”

Net sales for the fourth quarter were $78.9 million, an increase of 5.0% from the fourth quarter last year. Net income for the fourth quarter was $9.3 million, an increase of 46.4% from the same period last year. Earnings per share for the quarter were $0.54 compared to $0.37 for the prior year’s quarter, an increase of 44.7%. Also during the fourth quarter, the company acquired 500,000 shares under the share buyback plan at a total cost of $17.3 million.

Fiscal Year Guidance

In fiscal year 2008, WD-40 Company expects net sales to grow 7%-10% to $329-$339 million. The company expects net income of $31.1-$32.8 million in 2008, achieving earnings per share of $1.83 to $1.93 based on an estimated 17.0 million shares outstanding.

As previously announced, the board of directors of WD-40 Company declared a regular quarterly dividend on Thursday, October 4, 2007 of $0.25 per share, payable October 31, 2007 to stockholders of record on October 18, 2007.

Total sales for the year were 61% from the Americas, 31% from Europe and 8% from Asia/Pacific.

In the Americas, sales for the fourth quarter were $47.1 million, down 1.7% from a year ago, and on a year-to-date basis were $187.1 million up 0.2%.

“We had solid results in Canada and a great performance in Latin America in the quarter that were offset by a decline in U.S. sales,” Ridge said. “For the year, we grew our Americas lubricant business by more than 8% but showed declines in household products and hand cleaners in the region.”

In Europe, sales were $24.9 million, up 17.8% for the fourth quarter and $96.5 million, up 22.0% for the year.

“We had robust sales in our distributor markets in Europe, and had double digit sales growth in France, Germany, Spain and Italy for both the quarter and the year,” Ridge said. “We have continued our progress across Europe with sales growing at a compound annual rate of 19.9% since 2002.”

In the Asia/Pacific region, sales for the fourth quarter were $7.0 million, up 13.4% from the comparable period last year and sales for the year were $24.2 million, up 14.9% over last year.

“Australia continues to have strong growth across all brands and we are very pleased with our results in China,” Ridge said. “During the past year we had increased sales in China of 50.3% as a result of our new direct operations.”

Global sales of the lubricants WD-40 and 3-IN-ONE Oil(R) in the fourth quarter were $54.1 million, up 7.8%, and $216.3 million for the year, up 13.6%.

“We have grown our lubricant sales by a compound annual rate of 10% across the globe for the past five years,” Ridge said. “This long term trend stems from the success of our geographic expansion and brand development as well as new delivery systems for the WD-40 brand.”

“Due to the success of the WD-40 Smart Straw product in the market, we plan to convert many of our can sizes to that format exclusively in the United States in the third quarter of fiscal 2008.”

The WD-40 Smart Straw features a permanently attached straw that flips up to provide either a pinpoint stream or a wide spray that solves the number one complaint about WD-40 – losing the little red straw.

“The Smart Straw delivers extremely good value to our end users, and we have received favorable consumer response to this delivery system,” Ridge said.

WD-40 Company will begin the Smart Straw conversion in the third quarter of fiscal 2008. As a result, WD-40 Company will not see the full impact of this change in fiscal 2008.

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001(R) were $23.0 million during the fourth quarter, down 0.3%, and were $85.1 million year to date, down 5.3% from last year.

“While sales were down from last year, our household products portfolio is cyclical but sustainable,” Ridge said. “The household products sector continues to be highly competitive, and an ongoing innovation program is an important factor in differentiating our brands.”

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 4.4% to $1.8 million for the fourth quarter, and for the year were $6.4 million, down 3.3%.

“Our heavy-duty hand cleaners continue to be good for us as they are harvest brands and deliver good margins,” Ridge said.

WD-40 Company also reported that its return on invested capital in fiscal year 2007 was 20.1% compared to 17.1% for the prior year.

WD-40 Company’s 10-K will be filed on October 25, 2007.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the fortress of brands of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R) and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $307.8 million in 2007. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including changes in advertising and promotion expenditures, changes in product formats and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Operations

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Net sales	$78,948,000	$75,169,000	$307,816,000	$286,916,000
Cost of products sold(1)	40,464,000	38,778,000	158,954,000	148,516,000

Gross profit	38,484,000	36,391,000	148,862,000	138,400,000
Operating expenses:
Selling, general and administrative	19,514,000	19,787,000	78,520,000	71,767,000
Advertising and sales promotion	4,867,000	5,982,000	20,743,000	20,079,000
Amortization of intangible asset	149,000	138,000	583,000	532,000

Income from operations	13,954,000	10,484,000	49,016,000	46,022,000
Other (expense) income:
Interest expense, net	(323,000)	(692,000)	(2,018,000)	(3,503,000)
Other income (expense), net	29,000	(65,000)	177,000	339,000

Income before income taxes	13,660,000	9,727,000	47,175,000	42,858,000
Provision for income taxes	4,403,000	3,405,000	15,641,000	14,746,000

Net income	$9,257,000	$6,322,000	$31,534,000	$28,112,000

Earnings per common share:
Basic	$0.54	$0.37	$1.85	$1.67

Diluted	$0.54	$0.37	$1.83	$1.66

Weighted average common shares outstanding, basic	17,100,547	16,900,319	17,077,870	16,784,473

Weighted average common shares outstanding, diluted	17,281,432	17,074,942	17,271,242	16,912,355

Dividends declared per share	$0.25	$0.22	$0.97	$0.88

(1)

Includes cost of products acquired from related party of $4,791,000 and $9,783,000 for the three months ended August 31, 2007 and 2006, respectively; and $19,067,000 and $41,004,000 for the fiscal years ended August 31, 2007 and 2006, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

	August 31, 2007	August 31, 2006
Assets
Current assets:
Cash and cash equivalents	$61,078,000	$45,206,000
Trade accounts receivable, less allowance for doubtful accounts of $369,000 and $762,000	47,204,000	44,491,000
Product held at contract packagers	1,447,000	1,385,000
Inventories	13,208,000	15,269,000
Current deferred tax assets, net	4,145,000	4,331,000
Other current assets	3,489,000	4,858,000

Total current assets	130,571,000	115,540,000
Property, plant and equipment, net	8,811,000	8,940,000
Goodwill	96,409,000	96,118,000
Other intangibles, net	42,543,000	42,722,000
Investment in related party	1,015,000	972,000
Other assets	3,837,000	4,183,000

	$283,186,000	$268,475,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	21,854,000	11,287,000
Accounts payable to related party	1,506,000	463,000
Accrued liabilities	12,780,000	11,678,000
Accrued payroll and related expenses	6,906,000	7,485,000
Income taxes payable	97,000	2,040,000

Total current liabilities	53,857,000	43,667,000
Long-term debt	42,857,000	53,571,000
Deferred employee benefits and other long-term liabilities	2,195,000	1,895,000
Long-term deferred tax liabilities, net	16,005,000	13,611,000

Total liabilities	114,914,000	112,744,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,883,299 and 17,510,668 shares issued; and 16,848,601 and 16,975,970 shares outstanding	18,000	17,000
Paid-in capital	74,836,000	62,322,000
Retained earnings	118,260,000	103,335,000
Accumulated other comprehensive income	7,504,000	5,083,000
Common stock held in treasury, at cost (1,034,698 and 534,698 shares)	(32,346,000)	(15,026,000)

Total shareholders’ equity	168,272,000	155,731,000

	$283,186,000	$268,475,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

	Fiscal Year Ended August 31,
	2007	2006
Cash flows from operating activities:
Net income	$31,534,000	$28,112,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,649,000	3,467,000
Gains on sales and disposals of property and equipment	(23,000)	(38,000)
Deferred income tax expense	2,336,000	1,396,000
Excess tax benefits from exercise of stock options	(741,000)	(503,000)
Distributions received and equity (earnings) losses from related party, net	(43,000)	140,000
Stock-based compensation	1,919,000	1,836,000
Changes in assets and liabilities:
Trade accounts receivable	(1,365,000)	1,146,000
Product held at contract packagers	(62,000)	429,000
Inventories	2,392,000	(6,889,000)
Other assets	1,362,000	1,976,000
Accounts payable and accrued expenses	10,388,000	(1,621,000)
Accounts payable to related party	1,043,000	(1,481,000)
Income taxes payable	(984,000)	147,000
Deferred employee benefits and other long term liabilities	246,000	80,000

Net cash provided by operating activities	51,651,000	28,197,000

Cash flows from investing activities:
Purchases of short-term investments	(224,675,000)	(31,675,000)
Sales of short-term investments	224,675,000	31,675,000
Proceeds from collections on note receivable	25,000	125,000
Capital expenditures	(2,561,000)	(2,947,000)
Proceeds from sales of property and equipment	319,000	267,000

Net cash used in investing activities	(2,217,000)	(2,555,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	(10,714,000)
Proceeds from issuance of common stock	9,754,000	7,018,000
Excess tax benefits from exercise of stock options	741,000	503,000
Treasury stock purchases	(17,320,000)	—
Dividends paid	(16,609,000)	(14,760,000)

Net cash used in financing activities	(34,148,000)	(17,953,000)

Effect of exchange rate changes on cash and cash equivalents	586,000	397,000

Increase in cash and cash equivalents	15,872,000	8,086,000
Cash and cash equivalents at beginning of year	45,206,000	37,120,000

Cash and cash equivalents at end of year	$61,078,000	$45,206,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Net income	$9,257,000	$6,322,000	$31,534,000	$28,112,000
Other comprehensive income:
Foreign currency translation adjustment, net of tax	776,000	1,387,000	2,510,000	2,845,000

Total comprehensive income	$10,033,000	$7,709,000	$34,044,000	$30,957,000

WD-40 Company

Return on Invested Capital

In addition to GAAP measures, WD-40 Company management believes that the quality of business performance can also be illustrated by its Return on Invested Capital (ROIC).

Return on Invested Capital is important to investors because it provides an indication as to how well a company is utilizing the resources invested in a business. Long-term economic value is created by companies with Returns on Invested Capital that exceed the company’s weighted average cost of capital.

Return on Invested Capital is calculated as follows:

ROIC = Net Operating Profit After Tax ÷ Average Total Assets less other cash minus non-interest bearing liabilities

•	Net Operating Profit After Tax = Operating Income + Amortization – Tax

•	Average Total Assets = (Beginning Total Assets + Ending Total Assets) divided by 2

•	Other Cash = Total Cash – Transactional Cash representing 3% of Annual Net Sales

•	Non-interest bearing Liabilities = Accounts Payable + Accrued Liabilities + Accrued Payroll & Related + Income Tax Payable

The calculation is illustrated below.

Worldwide (dollar amounts in thousands)	FY07	FY06	FY05
Net Sales	$307,816	$286,916	$263,227
Operating Profit	$49,016	$46,022	$47,420
Net Income	$31,534	$28,112	$27,798
Amortization	$583	$532	$552
Tax Rate	33.2%	34.4%	35.2%
NOPAT = Op Inc + Amort after Tax	$33,154	$30,536	$31,110
Total Assets (beginning)	$268,475	$254,253	$236,775
Total Assets (ending)	$283,186	$268,475	$254,253
Total Assets (average)	$275,831	$261,364	$245,514
Cash	$61,078	$45,206	$37,120
Transactional cash 3% of net sales	$9,234	$8,607	$7,897
Other Cash	$51,844	$36,599	$29,223
Non-interest bearing liabilities:
Accounts Payable	$23,360	$11,750	$15,616
Accrued Liabilities	$12,780	$11,678	$14,058
Accrued Payroll & Related	$6,906	$7,485	$3,828
Income Tax Payable	$97	$2,040	$2,484
Long-term Deferred Tax	$16,005	$13,611	$11,363
Total Non-interest Bearing Liabilities:	$59,148	$46,564	$47,349

Return on Invested Capital (ROIC)	20.1%	17.1%	18.4%